UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Kinsale Capital Group, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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2035 Maywill Street
Suite 100
Richmond, VA 23230

May 9, 2023

Dear Stockholder:

We previously provided you with proxy materials for Kinsale Capital Group, Inc.’s (“Kinsale”) 2023 Annual Meeting of Stockholders to be held on May 25, 2023. We have reviewed the report issued by Institutional Shareholder Services (“ISS”), which recommends a vote against James J. Ritchie based on ISS’s classification of Mr. Ritchie as non-independent because a son-in-law of Mr. Ritchie is currently a consultant in the Human Capital Advisory group of KPMG US.

Mr. Ritchie has served on our board of directors (our “Board”) since January 2013. He is a widely respected director, and brings valuable skills and experience to our Board. Mr. Ritchie is the former Chief Financial Officer of White Mountains Insurance Group, Ltd. and Managing Director and Chief Financial Officer of its specialty insurer OneBeacon Insurance Company, a former executive at CIGNA Corporation, and has substantial board and audit committee experience, including extensive experience in financial risk and regulation. We believe Mr. Ritchie has been an integral part of Kinsale’s success, and an important contributor to Kinsale’s ability to deliver industry-leading returns to its stockholders since Kinsale’s IPO in July 2016.

For the reasons stated above, we respectfully disagree with ISS’s classification and urge you vote “FOR” the election of James J. Ritchie to the Board.

Our Board believes Mr. Ritchie is an independent director for the following reasons:

•Our Board determined that Mr. Ritchie meets all director independence standards under the New York Stock Exchange (“NYSE”) and Rule 10A-3 under the Securities Exchange Act of 1934.

•KPMG LLP has been Kinsale’s auditor since 2009. The son-in-law, who has over twelve years of experience in the consulting industry, joined KPMG as principal in November 2019 (i.e., ten years later). The son-in-law’s position has had no bearing on our Board’s appointment of, or relationship with, KPMG LLP as Kinsale’s independent registered public accounting firm.

•The son-in-law is a principal in the Advisory practice area of KPMG, which is distinct from KPMG’s Audit practice area. The son-in-law is not an accountant, has no connection to Kinsale’s audit, and provides no services to Kinsale.

•The son-in-law works in New York, New York. The KPMG lead audit engagement partner for Kinsale works in Richmond, Virginia, where Kinsale is headquartered. The son-in-law does not communicate with the lead engagement partner or team working on Kinsale’s audit.

•KPMG has affirmed its independence with respect to Kinsale under PCAOB and all other professional regulatory standards.

We strongly believe that ISS reached the wrong conclusion in classifying Mr. Ritchie as a non-independent director on the audit committee. We note that Glass Lewis recommended a vote “FOR” Mr. Ritchie as an independent director.

Our Board carefully evaluated the facts and circumstances, and determined that the son-in-law’s position as principal in the Human Capital Advisory consulting practice at KPMG would not interfere with Mr. Ritchie’s exercise of independent judgment in carrying out his responsibilities as an independent director on the audit committee.

Your vote is important. We ask that you consider the information included in this letter and our 2023 Proxy Statement when casting your vote.

Our Board unanimously recommends that you vote “FOR” the election of all director nominees, including Mr. Ritchie.

Thank you for your ongoing support.

Sincerely,

/s/ Robert Lippincott, III
Robert Lippincott, III
Chair of the Board